Exhibit 99

Isolagen Acquires Majority Interest in Agera Laboratories, Inc.

EXTON, Pa., August 17, 2006 /PRNewswire-FirstCall/ — Isolagen, Inc. (Amex: ILE) announced today that it has acquired a 57% interest in Agera Laboratories, Inc., for $2,655,000 in cash plus an earn-out provision. Agera is a private skincare company that has proprietary rights to a scientifically-based advanced line of skincare products. Isolagen also obtained a six month option to increase its stake in Agera to 65% for an additional $480,000 in cash.

“I believe this investment is an excellent first step in broadening our position in the skincare market. Agera represents a unique opportunity for us to enter this segment of the market and is an excellent fit for Isolagen from a variety of perspectives.  Agera has a comprehensive range of technologically advanced skincare products that can be packaged to offer anti-ageing, anti-pigmentary and acne treatment systems. Agera’s scientific approach to skincare health compliments our autologous cell therapy process in the area of skin rejuvenation”, said Mr. Nicholas Teti, Chairman and CEO of Isolagen.

“Agera operates at a cash flow breakeven point but has been constrained by limited working capital and distribution capabilities.  As part of the structure of the acquisition we required that the seller add an additional $500,000 and we agreed to contribute $300,000 to the working capital of Agera to support marketing and inventory acquisition.  These and other resources are earmarked for investment into this market segment,” added Mr. Teti.

Many of Agera’s products utilize innovative proprietary peptide technology developed by Dr. Donald Owen, the controlling shareholder, President and Chief Science Officer of Biosyn, Inc. and Therapeutic Peptides Incorporated of New Orleans, Louisiana.   Dr. Owen has extensive research and development experience in several key technology platforms including peptides, fibroblasts and dermal delivery systems.  Dr. Owen will continue to own an interest in Agera after the transaction through Biosyn.

The acquisition of Agera also gives Isolagen the potential to establish key strategic relationships with the other shareholders in Agera including Rohto Pharmaceutical, a very well respected Japanese based healthcare enterprise with an established skincare business.  Rohto Pharmaceutical currently holds a 25% interest in Agera.

ABOUT ISOLAGEN, INC.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical. For additional information, please visit: http://www.isolagen.com.

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